Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2011, relating to the consolidated financial statements of YOU On Demand Holdings, Inc. (formerly China Broadband, Inc.) as of December 31, 2010 and 2009 and for each of the two years then ended, which appear in the Company’s December 31, 2010 Annual Report on Form 10-K.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ UHY llp

Albany, New York
June 29, 2011